                                                                     EXHIBIT 2.3

                 TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

     This Tax Allocation and Indemnification Agreement ("Agreement"), dated as of September 18, 1997, is made and entered into by and among Xerox Financial Services, Inc., a Delaware corporation ("Parent"), Talegen Holdings, Inc., a Delaware corporation ("Seller"), Westchester Specialty Group, Inc., a Delaware corporation ("Company"), and ACE Limited, a Cayman Islands corporation ("Buyer").

     A. Seller and Buyer are parties to a Stock Purchase Agreement dated as of September 18, 1997 ("Purchase Agreement"), pursuant to which Buyer or its assigns will purchase from Seller, and Seller will sell to Buyer or its assigns, all of the issued and outstanding capital stock of the Company.

     B. The parties hereto wish to provide for indemnification against certain liabilities for Taxes and for payments relating to certain Tax benefits, as set forth herein. The parties also desire to allocate responsibility for the preparation and filing of Tax Returns and the payment of Taxes, and provide for related matters.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, the parties hereby agree as follows:

     1.  Definitions.  When used herein, the following terms shall have the
         -----------
following meanings:

     "Additional Consideration " -- as defined in the Section (f)(ii)(C) hereof.
      ------------------------

     "Affiliate " -- as defined in the Purchase Agreement.
      ---------

     "Allocated AMT Credit " -- as defined in Section 5(f)(ii)(B) hereof.
      --------------------

     "Closing" -- as defined in the Purchase Agreement.
      -------

     "Closing Date" -- as defined in the Purchase Agreement.
      ------------

     "Code" -- the Internal Revenue Code of 1986, as amended.
      ----

     "Company Federal Tax Settlement Payment Schedule" -- as defined in Section
      -----------------------------------------------
3(d)(i) hereof.

     "Company GAAP Financial Statements" -- as defined in the Purchase
      ---------------------------------
Agreement.

     "Company Group" -- Company and each other corporation that joins with
      -------------
Company in filing a consolidated federal Income Tax Return for the applicable Taxable Year, and every other corporation that is, at any time after the Closing Date, a direct or indirect United States Subsidiary of Buyer or any such includable corporation.

     "Company Pro Forma Alternative Minimum Taxable Income or Loss" -- Company
      -------------------------------------------------------------
Pro Forma Taxable Income or Loss modified as required under the provisions the Code to determine alternative minimum taxable income.

     "Company Pro Forma Taxable Income or Loss" -- as defined in Section 3(c)(i)
      ----------------------------------------
hereof.

     "Crostex/Camfex Leases" -- as defined in the Purchase Agreement.
      -----------------------

     "Crostex/Camfex Purchase Money Documents" -- as defined in the Purchase
     -----------------------------------------
Agreement.

     "Federal Tax Settlement Payment" -- as defined in Section 3(b) hereof.
      ------------------------------

     "Final Company Federal Tax Settlement Payment Schedule"-- as defined in
      -----------------------------------------------------
Section 3(d)(iii)(B)  hereof.

     "Final Parent Federal Tax Settlement Payment Schedule" -- as defined in
      ----------------------------------------------------
Section 3(d)(iii)(B)  hereof.

     "Final Determination" -- (i) a decision, judgment, decree or other order by
      -------------------
the United States Tax Court or any other court of competent jurisdiction, that has become final and unappealable, (ii) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax law that is binding against the Internal Revenue Service or other Taxing Authority,
(iii) any other final settlement with the Internal Revenue Service or other Taxing Authority, or (iv) the expiration of an applicable statute of limitations.

     "Income Tax" -- with respect to any corporation or group of corporations,
      ----------
any and all Taxes based upon or measured by net income, including, but not limited to any alternative or add-on minimum taxes, and any "special estimated tax payment" made pursuant to Section 847 of the Code, imposed by the Internal Revenue Service or any other Taxing Authority, together with interest, penalties and other additions.

     "Income Tax Return" -- with respect to any corporation or group of
      -----------------
corporations, any Tax Return with respect to Income Tax.

     "Independent Accounting Firm" -- means any "Big Six" accounting firm or its
      ---------------------------
successor, except for the respective independent public accountants of Seller, Buyer or their respective Affiliates or Subsidiaries.

     "Information Return" -- with respect to any corporation or group of
      ------------------
corporations, any and all reports, returns, declarations or other filings (other than Tax Returns), including but not limited to federal and state wage reporting, employment, and unemployment Tax returns (e.g., IRS Forms 940, 941,
                                                     ----
W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042), that are required under applicable law to
      ----
be supplied to any Taxing Authority.

     "Insurance Subsidiaries" -- as defined in the Purchase Agreement.
      ----------------------

     "1990 through 1994 Uncollectible Reinsurance Deductions" -- the net
      ------------------------------------------------------
incremental deductions to which Company and its Subsidiaries are entitled for uncollectible reinsurance recoverables for the 1990 through 1994 Taxable Years applying the method for writing off uncollectible reinsurance recoverables agreed to during the 1987 through 1989 Tax audit as set forth in Schedule 5(f) hereto, whether such incremental deductions or the benefits arising from the utilization thereof are secured or realized by the Company and its Subsidiaries during the 1990 through 1994 Taxable Years or in subsequent Taxable Years.

     "Overdue Rate" -- the prime rate of interest as reported in the "Money
      ------------
Rates" column of the Wall Street Journal (or the generally prevailing "prime rate" as charged by major New York banks, if a prime rate is not so published in the Wall Street Journal) on the first business day of the month for which interest is computed.

     "Parent Federal Tax Settlement Payment Schedule" -- as defined in Section
      ----------------------------------------------
3(d)(ii) of this Agreement.

     "Post-1996 Straddle Period" -- the portion of a Straddle Period beginning
      -------------------------
on January 1, 1997.

     "Post-Closing Taxable Year" -- a Taxable Year that begins after the Closing
      -------------------------
Date.

     "Pre-1997 Straddle Period" -- the portion of a Straddle Period ending on
      ------------------------
and including December 31, 1996.

     "Pre-Closing Taxable Year" -- a Taxable Year that begins before the Closing
      ------------------------
Date.

     "Pro Forma Adjustments" --  (i) the "additional deduction" allowable under
      ---------------------
Section 847(1) of the Code; (ii) the amount includable in gross income under
Section 847(5) of the Code; (iii) any income, deduction, gain, or loss attributable to (1) the transfer to or from the Company (or any of its Subsidiaries) of the Crostex/Camfex Leases and Crostex/Camfex Purchase Money Documents pursuant to Section 6.11 of the Purchase Agreement; (2) any deferred intercompany transaction (as determined under Reg. (S)(S) 1.1502-13 and -13T) occurring on or prior to Closing that is recognized as a result of the sale of Company stock under the Purchase Agreement, or (3) any excess loss account under Reg. (S) 1.1502-19 that is recognized as a result of the sale of Company stock under the Purchase Agreement; (iv) any employee compensation that Seller is required to pay under the Purchase Agreement; and (v) for the Taxable Year beginning on January 1, 1997, an amount of deductions equal to the excess of (1) the amount of "losses incurred" determined under section 832(b)(5) of the Code as of the end of such Taxable Year for the Company and its Subsidiaries over (2) the amount of "losses incurred" determined under section 832(b)(5) of the Code as of the end of such Taxable Year for the Company and its Subsidiaries without regard to losses in the amounts, and according to the lines of business and accident years, shown on Schedule 3(c) hereto.

     "Pro Forma Subsidiaries Consolidated Return" -- as defined in Section
      ------------------------------------------
5(f)(ii)(C) hereof.

     "Purchase Agreement" -- as defined in Paragraph A of the Preamble to this
      ------------------
Agreement.

     "Reg. (S)" -- a provision of the Regulations promulgated under the Code.
      --------

     "Reinsurance Deduction" -- as defined in Section 2(c)(iii) hereof.
      ---------------------

     "SAP Financial Statements" -- as defined in the Purchase Agreement.
      ------------------------

     "Schedule" -- as defined in Section 5(f)(ii)(B) hereof.
      --------

     "Straddle Period" -- any Taxable Year of Company or of any of its
      ---------------
Subsidiaries that begins on or before, and ends after, December 31, 1996.

     "Subsidiary" -- as defined in the Purchase Agreement.
      ----------

     "Stub Period" -- the Taxable Year of Company and its Subsidiaries beginning
      -----------
on January 1, 1997 and ending on and including the Closing Date.

     "Tax" -- all taxes, charges, fees, and levies based upon gross income,
      ---
gross receipts, premiums, profits, sales, use, value added, transfer, employment or payroll, including, without limitation, any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profit tax, any custom duty or other tax, and any Income Tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by any Taxing Authority.

     "Tax Return" -- with respect to any corporation or group of corporations,
      ----------
all reports, estimates, extension requests, information statements and returns (other than Information Returns) relating to, or required to be filed in connection with, any payment of any Tax.

     "Taxable Year" -- with respect to any  Tax of any corporation, or any group
      ------------
of corporations filing a consolidated, combined or unitary return for federal, state, local or foreign Tax purposes, the period for which the Tax is computed.

     "Taxing Authority" -- the Internal Revenue Service and any other domestic
      ----------------
or foreign governmental authority responsible for the administration of any Tax.

     "Xerox Affiliated Group" -- Xerox Corporation and each corporation (an
      -----------------------
includable corporation) that joins with Parent in filing a consolidated federal Income Tax Return for the applicable Taxable Year.

     "Xerox Group" -- the Xerox Affiliated Group and every other corporation
      -----------
that is, at any time after the Closing Date, a direct or indirect Subsidiary of any member of the Xerox Affiliated Group.

     2.   Filing of Tax Returns; Payment of Taxes.
          ---------------------------------------

          (a)  Filing of Tax Returns; Copies of Tax Returns.
               --------------------------------------------

               (i) Federal Income Tax Returns. Parent shall cause to be prepared
                   --------------------------
and filed on a timely basis a consolidated federal Income Tax Return for the Xerox Affiliated Group for the 1996 and 1997 Taxable Years and shall include therein the income, gain, loss, deduction, expense and credits of Company and its Subsidiaries, which items shall be determined, unless otherwise agreed by the parties, on the basis of an interim closing of the books for the portion of the 1997 Taxable Year during which the Company and its Subsidiaries were members of the Xerox Affiliated Group. The amount of the discount under Section 846 of the Code with respect to the unpaid losses, loss adjustment expenses, and salvage and subrogation of Company and its Subsidiaries, as of the Closing Date, shall be determined for the Stub Period according to the interpolation methodology set forth in Schedule 2(a) hereto and by allocating such unpaid losses, loss adjustment expenses, and salvage and subrogation to the lines of business and accident years in accordance with a Seller report provided to Buyer no later than 30 days prior to the filing of the Tax Return to which such report relates. In determining the amounts and information included in such report, Seller shall apply actuarial methods and assumptions which are consistent with those applied by the Insurance Subsidiaries to estimate their liability for loss and loss adjustment expenses net of retrocessional recoveries and salvage and subrogation as of December 31, 1996 in the SAP Financial Statements, taking into account the loss experience and operations of the Insurance Subsidiaries through the Closing Date.

               (ii)  Tax Returns Other Than Federal Income Tax Returns. Company
                     -------------------------------------------------
shall prepare and, subject to Section 2(d)(ii) hereof, shall file (or caused to be filed) on a timely basis all federal, state, local, and foreign Tax Returns that (A) include Company or any of its Subsidiaries, or all of them, for all Pre-Closing Taxable Years but (B) exclude all other members of the Xerox Group.

               (iii) Parent Review of Tax Returns Prior to Filing. At least
                     --------------------------------------------
fifteen (15) business days before each due date for the filing of Tax Returns required to be filed in respect of the Company or its Subsidiaries, or any of them, pursuant to Section 2(a)(ii) hereof, Company shall provide Parent a schedule listing all Tax Returns due as of such date (showing for each such Tax Return the taxpayer, type of Tax, the Taxing Authority, the total amount of Tax shown on the Tax Return, and the amount of Tax due or overpaid). The Company shall, within three (3) business days after Parent's request, provide to Parent a copy of any listed Tax Return. Within ten (10) business days after each due date for the filing of any Tax Return required to be filed pursuant to Section 2(a)(ii) hereof, Company shall provide to Parent a statement signed by Company's Chief Financial Officer affirming that, except as otherwise disclosed in detail in such affirmation statement -- (A) all Tax Returns required to be filed as of such date were included on the respective schedule of Tax Returns provided to Parent pursuant to this Section 2(a)(iii), (B) each Tax Return copy provided to Parent is an exact copy of the Tax Return as filed with the Taxing Authority, and (C) each Tax Return for which no copy was provided to Parent reported the same amounts of total Tax and Tax due or overpaid as shown on the schedule for such Tax Return.

          (b)  Extensions Taken Into Account.  For purposes of this Section 2,
               -----------------------------
any Tax Return shall be considered to have been filed on a timely basis if it is filed on or before the due date for such filing, and the due date for filing any Tax Return shall take into account all valid extensions.

          (c)  Filing Information; Closing of Taxable Years.
               ------------------

               (i) Filing Information. Pursuant to Section 9(a)(i) hereof,
                   ------------------
Company shall (and shall cause its Subsidiaries, or any of them, to) submit to Parent in a timely fashion in accordance with past practice all filing information necessary for the preparation and filing of the Income Tax Returns that are the responsibility of Parent pursuant to Section 2(a)(i) hereof, provided that the filing information for the federal Income Tax Returns referred to in Section 2(a)(i) hereof shall be submitted to Parent no later than July 15, 1998 for Taxable Years that begin on or after January 1, 1997.

               (ii)  Closing of Taxable Years. Unless prohibited by applicable
                     ------------------------
law, for state, local and foreign Income Tax purposes, the Taxable Year of Company and those of its Subsidiaries that (A) are members of the Xerox Affiliated Group or (B) are included in any state, local or foreign consolidated, combined or unitary Income Tax Return with one or more members of the Xerox Affiliated Group shall end on and include the Closing Date, and Company and its Subsidiaries shall begin a new Taxable Year on the day after the Closing Date. All Tax Returns referred to in Section 2(a) hereof shall be prepared and filed consistent with this Section 2(c)(ii).

               (iii) Reinsurance Expense.  The parties recognize that the
                     -------------------
reinsurance premium paid pursuant to section 6.17(f) of the Purchase Agreement is an expense that is properly allocable to the post-closing Tax period, and the parties intend that such expense be treated consistently for Tax purposes. To that end Buyer agrees that the deduction for such expense (the "Reinsurance Deduction") shall be claimed by the Company and its Subsidiaries in the Taxable Year that immediately follows the Closing, and Seller and Company agree that no such deduction shall be claimed in a Pre-Closing Taxable Year.

          (d)  Consistent Preparation.
               ----------------------

               (i)  Preparation of Tax Returns. Company shall prepare (or cause
                    --------------------------
to be prepared) all Tax Returns required to be prepared pursuant to Section 2(a)(ii) hereof and all information required to be submitted to Parent pursuant to Section 2(c)(i) hereof, using the methods used in reporting items of income, gain, loss, deduction, expense and credit of Company and its Subsidiaries, as reflected on Tax Returns filed prior to the date hereof, taking into account any adjustments resulting from any audit or other examination of such Tax Returns and applicable law.

               (ii) Disputes Over Treatment of Items.  In the event that Parent
                    --------------------------------
disputes any item shown on any Tax Return prepared (or caused to be prepared) by Company pursuant to Section 2(a)(ii) hereof, neither Company nor any of its Subsidiaries shall file such Tax Return except as in accordance with the provisions of this Section 2(d)(ii). If Parent and Company are unable to resolve such dispute between themselves no later than ten (10) business days before the due date of such Tax Return, then they shall jointly retain an Independent Accounting Firm to resolve such dispute, and they shall each take all reasonable and appropriate steps necessary to assist the Independent Accounting Firm in resolving such dispute prior to such due date; provided, however, that the filing of such Tax Return shall not be delayed beyond its due date. If for any reason such dispute is not resolved by the Tax Return due date, the Tax Return shall be filed as though the Parent prevailed in the dispute and shall be amended, if necessary, after the dispute is resolved by the Independent Accounting Firm. Notwithstanding anything to the contrary in the provisions of Section 5(e) hereof, Company shall be entitled to retain, to the extent provided for by the Independent Accounting Firm in its resolution decree with respect to such dispute, a refund of Taxes arising out of the filing of an amended Tax Return associated with such dispute resolution. The fees of the Independent Accounting Firm shall be borne equally by the parties. The resolution of the Independent Accounting Firm under this Section 2(d)(ii) shall be binding on both Parent and Company.

     3.   Payment of Taxes and Federal Tax Settlement Payment.
          ---------------------------------------------------

          (a)  Payment of Taxes.
               ----------------

               (i) Parent shall pay (or cause to be paid) to the appropriate Taxing Authority all Income Taxes shown to be due and payable on Income Tax Returns that it is responsible for filing pursuant to Section 2(a)(i).

               (ii) Company shall pay (or cause to be paid) to the appropriate Taxing Authority all Taxes shown to be due on all state, local, foreign and other federal Tax Returns that it is responsible for filing pursuant to Section 2(a)(ii) hereof.

          (b)  Liability for Federal Tax Settlement Payment.  A Federal Tax
               --------------------------------------------
settlement payment shall be computed and made for the Stub Period (the "Federal Tax Settlement Payment") in accordance with the terms of this Agreement. There shall be no Tax settlement payments during and attributable to the 1996 Taxable Year and the Stub Period other than the Federal Tax Settlement Payment determined under this Agreement and any Tax settlement payments made prior to the date of this Agreement; provided, however, that if a Tax settlement payment must be made prior to the Closing Date under another agreement between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, then the required payment shall be made under such other agreement. Appropriate credit shall be given in making Federal Tax Settlement Payment hereunder for any Tax settlement payments, under any agreement other than this Agreement, made prior to the Closing Date relating to either the 1996 Taxable Year or the Stub Period (including repayments of any prior Tax settlement payments for the 1996 Taxable Year or the Stub Period in excess of the required Federal Tax Settlement Payments hereunder).

          (c)  Amount of the Federal Tax Settlement Payment.
               --------------------------------------------

               (i)  Company Pro Forma Taxable Income or Loss.  For purposes of
                    ----------------------------------------
determining the amount of the Federal Tax Settlement Payment due under Section 3(b) for the Stub Period, the income or loss of Company and its Subsidiaries shall be adjusted by excluding therefrom the Pro Forma Adjustments and shall be determined on a pro forma basis as if Company and its eligible Subsidiaries filed a consolidated federal Income Tax Return separate from the Xerox Affiliated Group ("Company Pro Forma Taxable Income or Loss").

               (ii) Amount of Federal Tax Settlement Payment.
                    ----------------------------------------

                    (A) Where the calculation of either Company Pro Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss results in income for Company and its Subsidiaries for a Taxable Year, Company shall make a Federal Tax Settlement Payment to Parent, in accordance with Section 3(e), which is equal to the greater of (I) the amount determined by multiplying Company Pro Forma Taxable Income or Loss for such Taxable Year (if greater than zero) by the maximum corporate Income Tax rate applicable under the Code for such Taxable Year to ordinary income and capital gain, as the case may be, and (II) the amount determined by multiplying Company Pro Forma Alternative Minimum Taxable Income or Loss for such Taxable Year (if greater than zero) by the maximum alternative minimum Tax rate applicable under the Code for such Taxable Year.

                    (B) Where the calculation of both Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss result in losses for Company and its Subsidiaries for a Taxable Year, Parent shall make a Federal Tax Settlement Payment to Company, in accordance with
Section 3(e), equal to the Tax benefit actually realized by the Xerox Affiliated Group from such loss. Such Tax benefit shall be calculated as the difference in Tax liability resulting when such loss is included in the calculation of the Xerox Affiliated Group Tax liability for the Taxable Year and excluded from the calculation of the Xerox Affiliated Group Tax liability for the Taxable Year.

                    (C) Where the conditions of Section 3(c)(ii)(A) are satisfied for the Taxable Year that begins on January 1, 1997, the amount of the Company's Federal Tax Settlement Payment shall be reduced by an amount equal to 35% of the Pro Forma Adjustments Item (v) and the Company shall make such reduced payment to Parent in accordance with Section 3(e); provided, however, that if, as a result of such reduction, the Federal Tax Settlement Payment becomes a negative, the Parent shall make a Federal Tax Settlement Payment to the Company in accordance with Section 3(e) equal to the absolute value of such negative amount. Where the conditions of Section 3(c)(ii)(B) are satisfied for the Taxable Year that begins on January 1, 1997, the amount of the Parent's Federal Tax Settlement Payment shall be increased by an amount equal to 35% of the Pro Forma Adjustments Item (v) and the Parent shall make such increased payment to the Company in accordance with Section 3(e).

          (d)  Federal Tax Settlement Payment Reporting
               ----------------------------------------

               (i)  Company Federal Tax Payment Schedule. Not later than sixty
                    ------------------------------------
(60) days after the Closing Date, Company shall deliver to Parent a schedule showing the amount of Company Pro Forma Taxable Income or Loss and the amount of Company Pro Forma Alternative Minimum Taxable Income or Loss for the Stub Period and, if either amount is positive, the Federal Tax Settlement Payment for the Stub Period. Such schedule (a "Company Federal Tax Settlement Payment Schedule") shall be based on the Tax Return filing information provided pursuant to Section 2(c)(i) (to the extent available) and shall include all supporting workpapers and a brief explanation of the basis on which Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss were computed. Except as otherwise expressly provided in this Agreement, the amount of Company Pro Forma Taxable Income or Loss and Company Pro Forma

Alternative Minimum Taxable Income or Loss shall be determined, for all purposes of this Agreement, in conformity with the information provided in Section 2(c)(i) hereof.

               (ii)  Parent Federal Tax Settlement Payment Schedule. Within
                     ----------------------------------------------
thirty (30) days after Parent receives a Company Federal Tax Settlement Payment Schedule for a Taxable Year that reflects losses in the computations of both Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss, Parent shall deliver to Company a revised schedule (a "Parent Federal Tax Settlement Payment Schedule") showing the amount of the Federal Tax Settlement Payment for the Taxable Year, taking into account any Tax benefit actually realized by the Xerox Affiliated Group from such losses.

               (iii) Preliminary and Final Federal Tax Settlement Payment
                     ----------------------------------------------------
Schedules.
---------

                     (A) To the extent that any Federal Tax Settlement Payment cannot be determined with finality due to a lack of information and/or the fact that the Xerox Affiliated Group's consolidated federal Income Tax Return will not have been filed, Company or Parent, as the case may be, shall estimate the amount of the Federal Tax Settlement Payment as nearly as possible and shall timely deliver either the Company Federal Tax Settlement Payment Schedule or the Parent Federal Tax Settlement Payment Schedule, as the case may be, indicating the amount of the Federal Tax Settlement Payment estimated in accordance with this Section 3(d)(iii)(A). In the case of a Company estimate, Company shall cause its independent public accountant to confirm to the Parent that each such Company Federal Tax Settlement Payment Schedule provides a reasonable estimate of the amount of Company Pro Forma Taxable Income or Loss and the amount of Company Pro Forma Alternative Minimum Taxable Income or Loss for the applicable Taxable Year determined in conformity with Section 2(c) hereof. In the case of a Parent estimate, Parent shall cause its independent public accountant to confirm to Buyer that each such Parent Federal Tax Settlement Payment Schedule provides a reasonable estimate of the Federal Tax Settlement Payment.

                     (B) If a Company Federal Tax Settlement Payment Schedule provided in accordance with Section 3(d)(i) is based on an estimate, the Company shall prepare and provide a final schedule (a "Final Company Federal Tax Settlement Payment Schedule") no later than July 15, 1998. If a Parent Federal Tax Settlement Payment Schedule provided in accordance with Section 3(d)(ii) is based on an estimate, the Parent shall prepare and provide a final schedule (a "Final Parent Federal Tax Settlement Payment Schedule") no later than October 15, 1998.

               (iv) Disputes. Within fifteen (15) days after receiving a Company
                    --------
Federal Tax Settlement Payment Schedule or a Final Company Federal Tax Settlement Payment Schedule, Parent will notify Company of any disagreement with any element of Company Pro Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss, or both, reflected therein. Within fifteen (15) days after receiving a Parent Federal Tax Settlement Payment Schedule or a Final Parent Federal Tax Settlement Payment Schedule, Company will notify Parent of any disagreement with the Tax benefit calculation reflected thereon. Company and Parent will promptly attempt to resolve any such disagreement. If Company and Parent are unable to resolve any such disagreement within forty-five (45) days after receipt of such notice, then the issues remaining unresolved with respect to the amount of Company Pro Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss, or both, or with respect to the Parent Federal Tax Settlement Payment Schedule or a Final Parent Federal Tax Settlement Payment Schedule, or both, shall be resolved as follows:

                    (A) Company and Parent shall jointly retain an Independent Accounting Firm and, within fifteen (15) days following retention of the Independent Accounting Firm, Company and Parent shall present or cause to be presented to the Independent Accounting Firm the issue or issues that must be resolved.

                    (B) Company and Parent shall encourage the Independent Accounting Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Accounting Firm for information, papers, books, records and the like. All decisions of the Independent Accounting Firm with respect to the issues presented by the parties shall be final and binding on the parties hereto.

                    (C) The fees of such Independent Accounting Firm shall be borne equally by the parties.

                    (D) Within thirty (30) days after a disputed Federal Tax Settlement Payment is agreed to by Company and Parent or determined by the Independent Accounting Firm, Company or Parent, as the case may be, shall pay to Parent or Company, as the case may be, the amount of the Federal Tax Settlement Payment for the Taxable Year less any Federal Tax Settlement Payment amount previously paid in respect of such Taxable Year.

          (e) Timing of Federal Tax Settlement Payments.
              -----------------------------------------

              (i)   Payment by Company. Any Federal Tax Settlement Payment due
                    ------------------
from Company to Parent shall be due and payable to Parent as of the date the Company Federal Tax Settlement Payment Schedule or the Final Company Federal Tax Settlement Payment Schedule, as the case may be, is required to be delivered to the Parent in accordance with this Agreement, except to the extent that a dispute with respect to any such Company Federal Tax Settlement Payment Schedule or such Final Company Federal Tax Settlement Payment Schedule has occurred and is continuing under Section 3(d)(iv) hereof. If such a dispute has occurred, then the Federal Tax Settlement Payment shall become payable as provided in
Section 3(d)(iv)(D) hereof.

              (ii)  Payment by Parent. Any Federal Tax Settlement Payment due
                    -----------------
from Parent to Company shall be due to Company as of the date the Parent Federal Tax Settlement Payment Schedule or the Final Parent Federal Tax Settlement Payment Schedule, as the case may be, is required to be delivered to Company in accordance with this Agreement, except to the extent that a dispute with respect to any such Parent Federal Tax Settlement Payment Schedule or such Final Parent Federal Tax Settlement Payment Schedule has occurred and is continuing under
Section 3(d)(iv) hereof. If such a dispute has occurred, then the Federal Tax Settlement Payment shall become payable as provided in Section 3(d)(iv)(D) hereof.

              (iii) Interest on Additional Federal Tax Settlement Payments.  Any
                    ------------------------------------------------------
additional Federal Tax Settlement Payment arising from adjustments shown on a Company Federal Tax Settlement Payment Schedule, a Final Company Federal Tax Settlement Payment Schedule, a Parent Federal Tax Settlement Payment Schedule, or a Final Parent Federal Tax Settlement Payment Schedule, as the case may be, including adjustments arising from any dispute, shall include interest from the due date of the Company Federal Tax Settlement Payment Schedule as provided in
Section 3(d)(i) hereof, or the due date of the Parent Federal Tax Settlement Payment Schedule as provided in Section 3(d)(ii), as the case may be, computed at the Overdue Rate.

     4.   Information Returns.
          -------------------

          (a) Preparation of Information Returns.  Parent shall prepare and file
              ----------------------------------
(or cause to be prepared and filed) all Information Returns which are required under applicable law to be filed by Parent or Seller in respect of the Company and its Subsidiaries, provided, however, that Company shall provide to Parent
                      --------  -------
any and all information necessary or useful for the filing of such Information Returns in an accurate and timely manner. Company shall prepare and file (or cause to be prepared and filed), in a manner consistent with the prior practices of Company and its Subsidiaries, as applicable, all Information Returns required to be filed by Company and its Subsidiaries, or any of them for any period ending before or including the Closing Date.

          (b)  Extensions Taken Into Account.  For purposes of this Section 4,
               -----------------------------
any Information Return shall be considered to have been filed on a timely basis if it is filed on or before the due date for such filing, and the due date for filing any Information Return shall take into account all valid extensions.

          (c)  Payment of Charges and Fees; Indemnification.  Any party required
               --------------------------------------------
to file any Information Return pursuant to this Section 4 shall pay any related fees or charges (including any such fees or charges that shall thereafter become due and payable with respect to such Information Returns due to a Final Determination) and shall indemnify and hold the other party harmless against any related interest and penalties, as well as any such fees or charges which are assessed against such party as the result of a failure by the party responsible for such filing to file any Information Return in a timely and accurate manner.

     5.   Indemnification Relating to Taxes; Payment of Refunds; Other Payments.
          ---------------------------------------------------------------------

          (a)  Indemnification by Parent.  Parent shall indemnify Buyer against,
               -------------------------
and hold it harmless (on an after-Tax basis) from:

               (i) all liability for Taxes with respect to Company and its Subsidiaries assessed after the Closing Date for all Pre-Closing Taxable Years ending on or before December 31, 1996 and any Pre-1997 Straddle Period, except

                    (A) to the extent of an amount equal to the Taxes accrued as a current liability in the GAAP Financial Statements as of December 31, 1996 of the Company and its Subsidiaries (1) as reduced by an amount equal to any federal Income Taxes accrued in such financial statements up to the amount of any Federal Tax Settlement Payments that the Company ultimately is required to make in respect of the 1996 Taxable Year pursuant to Section 3(c)(ii)(A), and
(2) as reduced by an amount equal to all Taxes other than federal Income Taxes accrued in such financial statements up to the amount of any Tax payments made with originally filed non-federal Tax Returns filed with respect to the 1996 Taxable year pursuant to Section 3(a)(ii);

                    (B) to the extent that any such Tax is attributable to an adjustment that results in an increase in the taxable income of Company or its Subsidiaries for any Pre-Closing Taxable Years ending on or before December 31, 1996 or any Pre-1997 Straddle Period and a related decrease in the taxable income of Company or its Subsidiaries in a Post-Closing Taxable Year beginning on or after January 1, 1997 or any Post-1996 Straddle Period; and

               (ii) all liability for Taxes of any other member of the Xerox Affiliated Group pursuant to any provision of joint and several liability including, without limitation, Reg (S) 1.1502-6 and any corresponding provisions of state, local or foreign law.

          Notwithstanding anything in the foregoing that might otherwise be read to the contrary, it is hereby understood and agreed that Parent shall have no liability to indemnify Buyer against, or hold it harmless from: any Federal Tax Settlement Payment the Company is required to make to Parent pursuant to Section 3(c)(ii)(A), or any Tax the Company is required to pay (or cause to be paid) pursuant to Section 3(a)(ii) hereof.

          (b)  Obligation of the Buyer and Company to Indemnify.  Buyer and
               ------------------------------------------------
Company shall indemnify (on an after Tax basis) the Parent and Seller against all liability for Taxes with respect to Company and its Subsidiaries for which the Parent is not required to indemnify the Buyer pursuant to Section 5(a) hereof.

          (c)  Tax Obligations for Straddle Periods.  Taxes relating to the
               ------------------------------------
Company and its Subsidiaries for any Straddle Period shall be the joint responsibility of Buyer and Company, on the one hand, and Parent and Seller, on the other hand, and shall be apportioned (based on an interim closing of the books) between the Pre-1997 Straddle Period and the Post-1996 Straddle Period in a fair and equitable manner consistent with past accounting practices as properly adjusted to reflect applicable Tax principles, or in the case of real, personal, and intangible property taxes or any similar Tax, in accordance with the principles of Section 164(d) of the Code.

          (d)  Notice and Payment of Indemnified Amounts.
               -----------------------------------------

               (i)    Duty to Notify. Buyer shall notify Parent of any Taxes
                      --------------
paid or incurred by Buyer, Company or its Subsidiaries which are subject to indemnification by Parent under Section 5(a) hereof. Parent shall notify Buyer of any Taxes paid or incurred by Parent or any other member of the Xerox Group which are subject to indemnification by Buyer and Company under Section 5(b) hereof.

               (ii)   Explanation of Claim.  Any notice contemplated by this
                      --------------------
Section 5(d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre-1997 and Post-1996 Straddle Periods and supporting work papers) and a brief explanation of the basis for such indemnification.

               (iii)  Time for Payment.  Within twenty (20) days after the
                      ----------------
receipt of a notice described in this Section 5(d), the notified party shall pay to the notifying party the amount requested in such notice, but only to the extent that the notified party agrees with such request. To the extent that the notified party disagrees with such request, it shall, within the applicable twenty (20) day period, so notify the notifying party. If the parties are unable to settle such disagreement between themselves no later than fifteen
(15) days after notice of the disagreement in accordance with this Section 5(d), then they shall jointly retain an Independent Accounting Firm to resolve such dispute. The fees of the Independent Accounting Firm shall be borne equally by the parties. The resolution of the Independent Accounting Firm under this
Section 5(d)(iii) shall be binding on Parent on the one hand and Buyer and Company on the other hand. Within thirty (30) days after resolution of such dispute, Buyer or Company on the one hand or Parent on the other hand, as the case may be, shall pay to Parent on the one hand, or Buyer or Company on the other hand, as the case may be, the amount determined by such Independent Accounting Firm to be due pursuant to this Section 5 (d) together with interest at the Overdue Rate from the date the payment was originally due.

          (e)  Parent's Right to Pursue and Retain Refunds.  Parent and Seller
               -------------------------------------------
shall have the right to pursue and shall be entitled to retain, or to receive prompt payment from Buyer, Company or its Subsidiaries to the extent secured by any of them, any overpayment, refund or credit of Taxes (including, without limitation, refunds and credits arising by reason of Tax Returns as originally filed or amended Tax Returns) relating to Company and its Subsidiaries for any and all Pre-Closing Taxable Years ending on or before December 31, 1996 or any Pre-1997 Straddle Period, including without limitation any refunds in respect of the 1990 through 1994 Uncollectible Reinsurance Deductions. If Buyer (or any of its Subsidiaries) or Parent (or any of its Subsidiaries) receives a Tax refund to which the other party is entitled pursuant to this Agreement, the Buyer or Parent, as the case may be, shall pay or cause the recipient to pay the amount of such refund (including any interest received thereon) to such other party within ten (10) days after receipt thereof. Within ninety (90) days after the end of each Taxable Year following the Closing Date, Buyer shall have its Chief Financial Officer tender to Parent a statement showing the aggregate amount of all Tax refunds received to which Parent (or any of its Subsidiaries) is entitled.

          (f)  Other Payments.
               --------------

               (i)  Uncollectible Reinsurance Deductions. Any Tax benefit
                    ------------------------------------
realized by the Company Group (or any member thereof) for any Post-Closing Taxable Year with respect to the 1990 through 1994 Uncollectible Reinsurance Deductions shall be paid to the Parent in accordance with the terms hereof whether such Tax benefit results from (i) an originally filed or amended Tax Return of the Company Group (or any member thereof), (ii) an audit or other examination of, or claim for refund or amended Tax Return with respect to, any Tax Return of (or including) any member of the Xerox Group for any Pre-Closing Taxable Year or Pre-1997 Straddle Period, or (iii) otherwise. A deduction or deductions for the 1990 through 1994 Uncollectible Reinsurance Deductions not allowed as deductions for any Pre-Closing Taxable Year or Pre-1997 Straddle Period shall be claimed by the Company and its Subsidiaries in the federal Income Tax Return(s) for the first Taxable Year(s) in which such deduction(s) become allowable to Company or its Subsidiaries, and within twenty (20) days after the filing of a Tax

Return in which such deductions are claimed, Buyer shall pay (or cause to be paid) to Parent an amount equal to the Tax benefit attributable to such deductions. For purposes of this provision, the amount of such Tax benefit shall be equal to the excess of the amount of the federal Income Tax liability of the Company Group (or any member thereof, as the case may be) for all Taxable Years affected computed without regard to the 1990 through 1994 Uncollectible Reinsurance Deductions over the amount of the actual federal Income Tax liability of the Company Group (or any member thereof, as the case may be) for all Taxable Years affected after considering the 1990 through 1994 Uncollectible Reinsurance Deductions. If the deductions claimed pursuant to this paragraph are subsequently disallowed pursuant to a Final Determination, Parent shall pay to Buyer the amounts previously paid hereunder with respect to such disallowance (with interest at the Overdue Rate from the original date of payment until the date repaid to Buyer).

               (ii) Special Payments.
                    ----------------

                    (A) At Closing, Seller shall make a payment of $13,200,000 to the Company.

                    (B) Within 30 (thirty) business days after the filing of the consolidated federal Income Tax Return by the Xerox Affiliated Group for the 1997 Taxable Year that includes the Stub Period, Seller shall provide Buyer with a schedule (the "Schedule") that sets forth the portion of the consolidated alternative minimum tax credit of the Xerox Affiliated Group allocated to the Company and its Subsidiaries upon Closing (the "Allocated AMT Credit"). Within twenty (20) business days after the receipt of the Schedule, Buyer shall pay to Seller an amount equal to the Allocated AMT Credit shown in the Schedule.

                    (C) Buyer shall pay to Seller an amount not to exceed the excess of (1) $10,200,000 over (2) amounts paid to Seller pursuant to Section 5(f)(ii)(B) hereof (the "Additional Consideration") based on the Reinsurance Deduction, as follows: Buyer shall pay to Seller 50 percent of the Tax benefit of the deduction for the Reinsurance Deduction by the Insurance Subsidiaries in excess of $22,500,000, calculated as if (1) the Insurance Subsidiaries file a consolidated federal Income Tax Return as an "affiliated group" (as that term is defined in Section 1504(a)(1) of the Code) (the "Pro Forma Subsidiaries Consolidated Return") and (2) the deduction for the Reinsurance Deduction is claimed on the Pro Forma Subsidiaries Consolidated Return in accordance with
Section 2(c)(iii) hereof. For purposes of this provision, the Insurance Subsidiaries will be considered to receive a federal Income Tax benefit as a result of the deduction of the Reinsurance Deduction as and when the consolidated federal Income Tax liability that would be shown on the Pro Forma Subsidiaries Consolidated Return for any Taxable

Year calculated without the deduction for the Reinsurance Deduction exceeds the consolidated federal Income Tax liability that would be shown on the Pro Forma Subsidiaries Consolidated Return for the same Taxable Year calculated with the deduction for the Reinsurance Deduction in accordance with Section 2(c)(iii) hereof.

                         Any amount payable by Buyer under the preceding
paragraph shall be paid within twenty (20) business days after the filing of any consolidated federal Income Tax Return that includes the Insurance Subsidiaries for the Taxable Year in which the Insurance Subsidiaries would be considered under this provision to receive a federal Income Tax benefit as a result of the deduction of the Reinsurance Deduction in accordance with Section 2(c)(iii) hereof. Amounts paid pursuant to this provision shall be subject to subsequent adjustment as the parties may agree.

                         Buyer agrees to provide Seller with an annual schedule
showing the calculation of the Pro Forma Subsidiaries Consolidated Return showing the availability of payments under this provision (on a "with and without" basis pursuant to this provision). Such schedule, which shall be reviewed and confirmed as accurate by Buyer's independent public accountants, shall be due within twenty (20) business days after the filing each year of the consolidated federal Income Tax Return that includes the Insurance Subsidiaries.

     6.   Capital Loss, Net Operating Loss, and Credit Carrybacks.
          -------------------------------------------------------

          (a)  Payments With Respect to Refund Claims.
               --------------------------------------

               (i)  Filing of Claim for Refund; Payment of Tax Benefit. If
                    --------------------------------------------------
Company or any of its Subsidiaries realizes a capital loss or a credit in a Post-Closing Taxable Year that is required, after application of paragraph (b), below, to be carried back to a Taxable Year of the Xerox Affiliated Group (or any member thereof), Parent shall promptly file (or shall cause promptly to be filed) a claim for refund and shall pay (or cause to be paid) to Company the full amount of any Tax benefit, net of any Tax due by the Xerox Affiliated Group on account of such refund, within twenty (20) days of the date such Tax benefit is realized. For purposes of this Section 6(a), the Tax benefit in any Taxable Year shall be equal to the excess of (A) the Tax liability of the Xerox Affiliated Group for such Taxable Year, computed without regard to the capital loss or credit referred to above, over (B) the actual Tax liability of the Xerox Affiliated Group for such Taxable Year after considering such capital loss or credit.

               (ii) Repayment of Tax Benefit.  If Parent has paid an amount in
                    ------------------------
respect of any refund pursuant to Section 6(a)(i) hereof, that amount shall be repaid to Parent (with interest at the Overdue Rate from the original date of payment until the date repaid to Parent) within twenty (20) days after demand therefor by Parent (A) to the extent that the Xerox Affiliated Group subsequently realizes capital losses, credits, or net operating losses that could have been carried back but for the carryback of capital losses or credits of the Company Group (or its members) pursuant to this Section 6(a) or (B) to the extent that the Tax benefit to the Xerox Affiliated Group is subsequently reduced pursuant to a Final Determination.

          (b)  Election to Forgo Carrybacks of Losses, Etc.  Company and its
               -------------------------------------------
Subsidiaries shall elect, where permitted by law, to carry forward any net operating loss, net capital loss, credit or other item arising after the Closing Date that would, absent such election, be carried back to a Pre-Closing Taxable Year of Company or any of its Subsidiaries that file a consolidated, combined, or unitary Tax Return with any member of the Xerox Affiliated Group. If the Xerox Affiliated Group has a consolidated net operating loss or consolidated net capital loss for either the 1996 Taxable Year or 1997 Taxable Year, or both, then Xerox Corporation may elect, pursuant to Reg. (S) 1.1502-20(g), to reattribute to itself all or any portion of the net operating loss attributable to the Company and/or its Subsidiaries, as determined under Reg. (S) 1.1502-79A(a)(3) for the 1996 Taxable Year and Reg. (S) 1.1502-21T(b)(2)(iv) for the 1997 Taxable Year, and all or any portion of the net capital loss attributable to the Company, as determined under Reg. (S) 1.1502-79A(b)(2) for the 1996 Taxable Year and Reg. (S) 1.1502-22T(b)(3) for the 1997 Taxable Year, and Buyer, Company and its Subsidiaries will execute the documents necessary for the Parent to so elect.

     7.   Payments.
          --------

          (a)  Time and Manner of Payments.  All payments made pursuant to
               ---------------------------
Sections 3, 4, 5 or 6 hereof shall be made in immediately available funds. Except as otherwise provided herein, any payment not made when due hereunder shall bear interest at the Overdue Rate from the due date until the date of actual payment. In the absence of a specified date, a payment shall be due twenty (20) days after the later of (i) the date on which the notifying party actually realizes the expense, by incurring an economic detriment, with respect to which such notice relates, or (ii) the date such notice is delivered.

          (b)  Nature of Payments.  Any payment owing to the Buyer pursuant to
               ------------------
this Agreement shall be made to Company and (other than interest on a payment) treated by all parties for all purposes as a payment to the Buyer made as a reduction of purchase price for Company's stock followed by a contribution to Company's capital by the Buyer. Any payment owing to the Parent (or any member of the Xerox Group) shall be made to Parent and (other than interest on a payment) treated by all parties for all purposes as a net adjustment to the purchase price for Company's stock. Any liability or obligation with respect to such payment shall be extinguished through payment to Company or Parent respectively.

          (c)  Deferral of Payments Until Closing. Notwithstanding anything else
               ----------------------------------
to the contrary in this Agreement, any payment otherwise due hereunder prior to the Closing Date shall become payable within thirty (30) days after the Closing Date, and any such deferred payments shall bear interest at the Overdue Rate from the date such payments would have been due under this Agreement absent the provisions of this Section 7(c) through the date of actual payment.

     8.   Audits and Other Contests.
          -------------------------

          (a)  Notice of Audits or Assessments.  Buyer (and any member of the
               -------------------------------
Company Group) shall promptly notify Parent, and Parent shall promptly notify Buyer, in writing within ten (10) business days from the receipt of notice of any pending or threatened Tax audits or assessments of Company or its Subsidiaries for any Pre-Closing Taxable Year.

          (b)  Federal Income Taxes.
               --------------------

               (i) Parent shall have the sole right to represent the interests of Company and its Subsidiaries, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to federal Income Taxes for any Pre-Closing Taxable Year, provided that
                                                                   -------- ----
Parent shall keep Buyer reasonably informed on an ongoing basis with respect to issues affecting the Company and its Subsidiaries. Subject to Parent's rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit or any judicial or administrative proceeding relating to any Tax audit described in the first sentence of this
Section 8(b).

               (ii) Parent shall be entitled to settle any issue relating to Taxes in connection with the contests described in this Section 8(b), provided that Parent shall not settle any such issue or take any action that shall give rise to an increase in Taxes (or a decrease in Tax benefit) for any Post-Closing Taxable Year without informing Buyer, before finalization of such settlement or action. It is hereby understood and agreed that any settlement with respect to the 1990 through 1994 Uncollectible Reinsurance Deductions shall not be treated as giving rise to an increase in Taxes (or a decrease in a Tax benefit) for any Post-Closing Taxable Year.

               (iii) If Buyer disagrees with any proposed settlement about which Parent has informed Buyer in accordance with the preceding paragraph and proposes a basis for a different settlement, Parent shall nevertheless be entitled to settle the issue unless Buyer provides to Parent (1) an opinion from a "Big Six" accounting firm that the issue has a material ongoing effect and (2) an opinion of counsel from a law firm of national stature agreed upon by Parent and Buyer stating that it is more likely than not that Buyer's proposed settlement would be sustained upon a Final Determination, in which event Parent may pay Buyer an amount equal to the excess of the Taxes attributable to the settlement proposed by the Parent over the Taxes attributable to the settlement proposed by Buyer, and therefore be free to settle such issues in its sole discretion.

          (c)  Other Taxes.  Parent shall have the sole right to represent the
               -----------
interests of Company and its Subsidiaries and settle all issues, and to employ counsel of its choice at its expense, in any audit or administrative or court proceeding relating to Taxes other than federal Income Taxes for any Pre-Closing Taxable Year ending on or before December 31, 1996. Notwithstanding the foregoing and subject to Parent's rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any Tax audit described in this Section 8(c).

          (d)  Straddle Periods.  All audits or administrative or court
               ----------------
proceedings relating to any Straddle Period shall be controlled jointly by Parent and Buyer, each to employ counsel of its choice at its expense, provided, however, that settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consents of both Parent and Buyer. In the event of an issue arising pursuant to any contest referred to in this Sections 8(d), if Parent or Buyer proposes to settle on terms acceptable to a Taxing Authority, but the other party, Parent or Buyer as the case may be, disagrees with the proposed settlement, then the party proposing to settle may pay the other party its share of the amount of Taxes attributable to the settlement proposed and, in that event, the other party shall have sole responsibility for the settlement of such issue.

     9.   Cooperation, Record Retention, and Confidentiality.
          --------------------------------------------------

          (a)  Cooperation.
               -----------

               (i)   Buyer, Company and Subsidiaries to Cooperate. Upon Parent's
                     --------------------------------------------
request, Buyer shall promptly provide (and cause Company and its Subsidiaries, and the other members of the Company Group to promptly provide) Parent with such cooperation and assistance, documents and other information, without charge, as Seller may reasonably request in connection with (A) the preparation of any Tax Return or Information Return, (B) the conduct of any audit or other examination or any judicial or administrative or court proceeding referred to in Section 8 hereof relating to liability for, refunds of or adjustments with respect to (or any other matter relating to) Taxes or Tax Returns or Information Returns of the Xerox Group or any member of such Group, or (C) the verification of an amount payable or receivable hereunder.

               (ii)  Parent and Seller to Cooperate. Likewise, upon Buyer's
                     ------------------------------
request, Seller shall promptly provide (and cause its Subsidiaries to promptly provide) such cooperation and assistance, documents and other information referred to in the preceding sentence, as Buyer may reasonably request in the circumstances described in Section 9(a)(i) hereof.

               (iii) Cooperation Defined.  For purposes of this Agreement,
                     -------------------
cooperation and assistance shall include, without limitation: (A) providing all relevant information that is available to Buyer, Company and its Subsidiaries, as the case may be, with respect to any audit or proceeding referred to in Section 8(a) hereof; (B) executing and delivering any power of attorney necessary or other documents or instruments to carry out the intent of this Agreement; (C) promptly and timely filing appropriate claims for any refund; preparation of responses to requests for information within the time frame given by the Taxing Authority for responding to such requests for information, and (D) making available to any party, during normal business hours (1) all books, records, returns of Company and its Subsidiaries, relevant extracts from revenue agent reports that are applicable to Company and its Subsidiaries, and (2) the services of officers and employees (without substantial interruption of employment), necessary or useful in connection with the matters referred to in this Section 9(a), provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of Buyer and Company and its Subsidiaries.

          (b)  Record Retention.
               ----------------

               (i)   Records to Be Retained; Time Periods. Parent, Seller,
                     ------------------------------------
and Buyer shall each retain or cause to be retained all Tax Returns and Information Returns and all books, records, schedules, workpapers, and other documents relating thereto, including, without limitation, documents described in the Record Retention Agreement (a copy of which is attached as Exhibit A), until the expiration of the later of (A) all applicable statutes of limitations (taking into account any waivers or extensions thereof), and (B) any retention period required by law or pursuant to any record retention agreement with any Taxing Authority.

               (ii)  Prior Notices Required. Parent and Buyer shall notify each
                     ----------------------
other in writing of (A) any waivers, extension or expirations of applicable statutes of limitations as referred to in Section 9(b)(i) hereof, and (B) of any intended destruction, at least thirty (30) days prior thereto, of any of the documents referred to in Section 9(b)(i) hereof. A party giving such a notice under this Section 9(b)(ii) shall nonetheless refrain from disposing of any of the materials referred to in Section 9(b)(i) hereof without first having offered to transfer possession thereof to the notified party.

          (c)  Confidentiality.  Except as required by law or with the prior
               ---------------
express written consent of all other parties to this Agreement, all Tax Returns and Information Returns, documents, schedules, workpapers and other documents relating thereto, as well as all information contained therein, shall be kept confidential to the parties to this Agreement and their officers, employees, agents and representatives, shall not be disclosed to any other Person, and shall be used only for the purposes provided herein.

     10.  Subsequent Transferees.  Except as provided in this Section 10,
          ----------------------
Buyer shall not sell, transfer, assign, or otherwise dispose of, whether directly or indirectly, either the stock of Company and/or its Subsidiaries or substantially all of Buyer's assets, or both, and Buyer shall prevent Company and its Subsidiaries (determined as of the Closing Date) from selling, transferring, assigning, or otherwise disposing of all or substantially all of their assets, unless the purchaser, transferee, or assignee thereof expressly assumes all of the obligations of the transferor under this Agreement or unless prior to any such transfer, the transferor has made such other provisions for the satisfaction of its obligations under this Agreement as shall be agreed to by the other parties to this Agreement in their reasonable discretion. Provided that the terms of this Section 10 are complied with, any transferee of all or substantially all of the stock of Company shall succeed to its transferor's rights under this Agreement.

     11.  Miscellaneous.
          -------------

          (a)  Effectiveness.  This Agreement shall be effective from and after
               -------------
the date hereof, provided, however, that this Agreement shall terminate immediately upon a termination of the Purchase Agreement in accordance with its terms and thereafter this Agreement shall be of no further force and effect.

          (b)  Entire Agreement.  This Agreement and the Purchase Agreement
               ----------------
contain the entire agreement among the parties hereto with respect to the subject matter hereof.

          (c)  Binding Effect; No Third Party Beneficiary.  This Agreement shall
               ------------------------------------------
be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parent, Seller, Company, or the Buyer any rights or remedies or by reason of this Agreement or any transaction contemplated hereby.

          (d)  Termination of Prior Agreements.  With respect to Company and its
               -------------------------------
Subsidiaries, this Agreement terminates, as of the Closing Date, any and all other agreements with respect to Taxes (other than the Purchase Agreement) to which Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than Company and its Subsidiaries), on the other hand, are or were parties at any time at or before the Closing Date. This Agreement also extinguishes, as of the Closing Date, any and all intercompany liabilities with respect to Taxes between Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than Company and its Subsidiaries), on the other hand, that exist on the Closing Date. Subject to the provisions of Section 3(b) hereof, the parties to this Agreement intend (i) that there not be any payments by Parent or Seller to Company or any of its Subsidiaries after the date of this Agreement under any existing agreement with respect to Taxes

(other than the Purchase Agreement) and (ii) that payments with respect to Taxes hereafter be pursuant only to this Agreement.

          (e)  No Double Recovery. Should it be necessary, equitable adjustments
               ------------------
will be made to prevent duplicate recovery for indemnification with respect to the same item.

          (f)  Section 338(h)(10) Election.  The parties hereto shall not make a
               ---------------------------
joint election under Section 338(h)(10) of the Code unless Buyer and Seller agree otherwise.

          (g)  Guarantee of Performance.  Parent, Buyer and Company hereby
               ------------------------
guarantee the complete and prompt performance by the members of the Xerox Affiliated Group and the Company Group, respectively, of all of their obligations and undertakings pursuant to this Agreement.

          (h)  Severability. In case any one or more of the provisions contained
               ------------
in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

          (i)  Indulgences, etc.  Neither the failure nor any delay on the part
               -----------------
of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

          (j)  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT WITH RESPECT TO MATTERS OF LAW CONCERNING THE INTERNAL CORPORATE AFFAIRS OF ANY CORPORATE ENTITY WHICH IS A PARTY TO OR SUBJECT OF THIS AGREEMENT, AND AS TO THOSE MATTERS THE LAW OF THE JURISDICTION UNDER WHICH THE RESPECTIVE ENTITY DERIVES ITS POWERS SHALL GOVERN.

          (k)  Notices.  All notices, requests, demands and other communications
               -------
required or permitted under this Agreement to be made to the Buyer or Company shall be made in the manner provided in Section 10.5 of the Purchase Agreement. All notices, requests, demands and other communications required or permitted under the Agreement to be made to the Parent or Seller shall be made to:

               To Parent:

               Xerox Financial Services, Inc.
               100 First Stamford Place
               Stamford, Connecticut 06904
               Facsimile:  (203) 325-6729
               Attn:  Mark Sheivachman
               Vice President, Taxes

               To Seller:

               Talegen Holdings, Inc.
               1011 Western Avenue
               Suite 1000
               Seattle, Washington 98104
               Facsimile:  (206) 654-2631
               Attn:  Richard N. Frasch, Esq.
               General Counsel

               With copies to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               1875 Connecticut Avenue, N.W.
               Washington, D.C. 20009-5728
               Facsimile:  (202) 986-8102
               Attn:  George R. Abramowitz

               To Buyer:

               ACE Limited
               The ACE Building
               30 Woodbourne Avenue
               Hamilton, HM 08 Bermuda
               Facsimile:  (441) 292-8620
               Attn:  Christopher Z. Marshall

               With copies to:

               Mayer, Brown & Platt
               190 S. LaSalle Street
               Chicago, Illinois  60603
               Facsimile:  (312) 701-7711
               Attn:  James R. Barry

with a copy to the appropriate persons designated in Section 11.5 of the Purchase Agreement for receiving notice on behalf of Parent and Seller.

          (l)  Waivers and Amendments; Non-Contractual Remedies; Preservation of
               -----------------------------------------------------------------
Remedies.  This Agreement may be amended, superseded, canceled, renewed or
--------
extended, and the terms hereof may be waived, only by a written instrument executed and delivered by duly authorized officers of Buyer and Parent, or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any covenant contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

          (m)  Survival of Obligations.  The agreements, covenants and
               -----------------------
obligations contained in this Agreement shall survive the consummation of the transactions contemplated by the Purchase Agreement, and shall expire only when claims arising therefrom are barred by all applicable statutes of limitation (as may be extended from time to time).

          (n)  Variations in Number and Gender.  All terms used in this
               -------------------------------
Agreement, and any variations of such terms, refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          (o)  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument.

          (p)  Headings. The Section and paragraph captions herein are for
               --------
convenience or reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (q)  Delayed Closing.  This Agreement has been drafted on the
               ---------------
assumption that Closing will occur in 1997. The parties hereto recognize that there may be circumstances which cause the Closing to occur in 1998. If Closing is in fact delayed until 1998, the parties hereto intend that, on a basis consistent with the spirit of this Agreement and, subject to the following sentence: (1) the provisions included in this Agreement with respect to the Stub Period shall be applied to the Taxable Year of the Company and its subsidiaries that begins on January 1, 1998 and ends on the Closing Date; (2) the provisions included in this Agreement with respect to the Straddle Period shall be interpreted as applying to the period that begins before, and ends after, December 31, 1997; and (3) the Company's 1997 Taxable Year shall be subject as nearly as practicable to the provisions herein that apply to the Stub Period. Notwithstanding anything to the contrary in the preceding sentence, it is understood that (1) the provisions of Section 3(c)(ii)(C) shall only be applicable to the Taxable Year that begins on January 1, 1997, and (2) the provisions of paragraphs (a), (b), (c) and (d) of Section 5 hereof shall be unchanged by any delay in the Closing Date to 1998.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

     Xerox Financial Services, Inc.



     By:___________________________


     Talegen Holdings, Inc.



     By:___________________________


     Westchester Specialty Group, Inc.



     By:___________________________


     ACE Limited



     By:___________________________

                                   Exhibit A

                          RECORD RETENTION AGREEMENT
                          --------------------------

                                 Schedule 2(a)

           INTERPOLATION METHODOLOGY PURSUANT TO SECTION 2(a)(1)(B)
           --------------------------------------------------------

For purposes of this Agreement, any discounting of unpaid losses (within the meaning of Section 846 of the Code) and of salvage and subrogation required for the Stub Period shall be done in accordance with the following interpolation method:

          The discount factor for AY + 0 shall be determined (with reference to the development of losses for the portion of 1997 up to and including the Closing Date) by adding to the industry discount factor (published by the IRS for 1997) for AY + 0, a percentage of the excess (whether positive or negative) of the industry factor for AY + 0 over the industry factor for AY + 1 equal to the number of full months in 1997 following the Closing Date divided by 12, provided that the resulting discount factor shall not be greater than one nor less than zero.

          The discount factor for AY + 1 shall be determined by subtracting from the industry discount factor for AY + 0, a percentage of the excess (whether positive or negative) of the industry factor for AY + 0 over the industry factor AY + 1 equal to 1 minus the percentage determined pursuant to the preceding sentence.

          Similar interpolative adjustments should be made for AY + 2, AY + 3, and each succeeding accident year, in turn, with the resulting factors applied to unpaid losses reflected in the books and records of the Company for each accident year.

It is understood and agreed that the source of the above method of computing discount factors for unpaid losses is the letter submitted by the American Insurance Association on April 24, 1989 to the Internal Revenue Service, and that the method of computing part year discount factors for unpaid losses reflected in that letter is intended to be applied for purposes of this Agreement.

                                 Schedule 3(c)
                          WESTCHESTER SPECIALTY GROUP
         1997 RESERVE ACTIONS -- BY LINE OF BUSINESS AND ACCIDENT YEAR

                                                            Westchester
Other Liability                                Combined        Fire         WSLIC
---------------                                ----------      ----         -----
1987 & Prior                                   68,312,000    59,077,000     9,235,000
1988                                            2,107,000     1,004,000     1,103,000
1989                                            3,441,000     1,866,000     1,575,000
1990                                            4,581,000     2,493,000     2,088,000
1991                                            6,446,000     2,793,000     3,653,000
1992                                            6,670,000     2,641,000     4,029,000
1993                                           21,387,000    19,969,000     1,418,000
1994                                           22,657,000    21,158,000     1,499,000
1995                                           16,558,000    16,558,000             0
1996                                           12,040,000    12,040,000             0
                                              -----------   -----------    ----------
Subtotal                                      164,199,000   139,599,000    24,600,000
                                              ===========   ===========    ==========

Uncollectible Reinsurance Reserves:*
------------------------------------
1987 & Prior                                   30,000,000    30,000,000             0
1988                                            1,000,000       500,000       500,000
1989                                            1,750,000       750,000     1,000,000
1990                                            1,750,000       750,000     1,000,000
1991                                            2,750,000     1,750,000     1,000,000
1992                                            1,750,000       750,000     1,000,000
1993                                              750,000       250,000       500,000
1994                                              750,000       750,000             0
1995                                              750,000       750,000             0
1996                                              750,000       750,000             0
                                              -----------   -----------    ----------
Subtotal                                       42,000,000    37,000,000     5,000,000
                                              ===========   ===========    ==========

Special Property:
-----------------
1992                                              (28,000)      (28,000)            0
1993                                             (205,000)      (95,000)     (110,000)
1994                                           (4,343,000)   (1,653,000)   (2,690,000)
1995                                           (1,791,000)   (l,750,000)      (41,000)
1996                                           (6,832,000)   (6,673,000)    (159, 000)
                                              -----------   -----------    ----------
Subtotal                                      (13,199,000)  (10,199,000)   (3,000,000)
                                              ===========   ===========    ==========

Workers Comp.
-------------
1987 & Prior                                      100,000       500,000      (400,000)

__________________________________

     * Reserve additions for accident years through 1993 will be discounted using the 1997 discount factor applicable to the Other Liability line of business for the 1997 accident year. Reserve additions for the 1994 through 1996 accident years will actually appear as loss reserves under the Other Liability line of business for those accident years on Schedule P of the Annual Statement.

CMP
---
1987 & Prior                           (90,000)      (90,000)            0
1990                                    26,000        26,000             0
1991                                   120,000       120,000             0
1992                                   332,000       332,000             0
1993                                   510,000       510,000             0
1994                                 1,743,000     1,743,000             0
1995                                 2,993,000     2,993,000             0
1996                                 2,867,000     2,867,000             0
                                   -----------   -----------    ----------
Subtotal                             8,501,000     8,501,000             0
                                   ===========   ===========    ==========

Auto
----
1991                                  (966,000)     (966,000)            0
1992                                  (604,000)     (604,000)            0
                                   -----------   -----------    ----------

GRAND TOTAL                        200,031,000   173,831,000    26,200,000
-----------                        ===========   ===========    ==========

                                 Schedule 5(f)

            1990 through 1994 Uncollectible Reinsurance Deductions
            ------------------------------------------------------

--------------------------------------------------------------------------------
                              INCOME/(DEDUCTION)
                              ------------------
--------------------------------------------------------------------------------
COMPANY           1990        1991        1992         1993     1994   TOTAL
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Westchester    -4,135,320   297,972   -8,057,076   11,153,927    0  -740,497
--------------------------------------------------------------------------------
WSLIC                0         0            0         -74,400    0   -74,400
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TOTAL          -4,135,320   297,972   -8,057,076   11,079,527    0  -814,897
--------------------------------------------------------------------------------

                                                                                        -----------------------------------
-CENTRAL SECRETARIAL CONTROL SHEET-                                                       JOB #:
---------------------------------------------------------------------------------------------------------------------------
                                              PLEASE COMPLETE THIS FORM IN ENTIRETY.
                          WRITE OUT ALL SPECIAL INSTRUCTIONS TO ASSURE THAT YOUR WORK WILL BE COMPLETED.
---------------------------------------------------------------------------------------------------------------------------

ATTORNEY:HUSAIN                                        ATTORNEY #:1515                    EXT.:  8093
---------------------------------------------------------------------------------------------------------------------------

CLIENT:TALEGEN                                         CLIENT #:  19350                   FLOOR:
----------------------------------------------------------------------------------------===================================

MATTER:TAX PLANNING                                    MATTER #:  769                            OVERTIME
----------------------------------------------------------------------------------------
DOCUMENT TITLE: WESTCHESTER TAX AGREEMENT                                                      [_] Yes  [_] No
===========================================================================================================================
DATE/TIME DUE:                                                                            RETURN INSTRUCTIONS
========================================================================================
SPECIAL INSTRUCTIONS:                                                                      [_] 15-Minute Pickup

                                                                                           [_] Call when Ready

                                                                                           [_] Page when Ready

                                                                                           [_] Interoffice (after

                                                                                          4:45P)
===========================================================================================================================
                                              WORD PROCESSING / SECRETARIAL SERVICES
---------------------------------------------------------------------------------------------------------------------------
TREATMENT                                              PROOFREADING SERVICES
                                                       PROOFREADING
[_] Input/Scan                                         [_]  Full Read (Word-for-word proofing of all text)
[_] Revise                                                  [_]  Verbatim (Keep errors that appear in
                                                                 original)
[_] Copy to New File Name and Revise                   [_]  Cold Read (Read through for sense - no
[_] Create New Version                                      master)
    under Same File Name and Revise                    [_]  Revisions and Slugs (Full read riders)

                                                       BLACKLINING
[_] Proofread Only                                     [_]  Pencil Changes (Caret and score all
[_] Print Only                                              deletions/additions)
[_] Tape Transcription                                 [_]  Composite (Caret and score all differences
                                                            from two or more masters)
                                                       [_]  Print-to-Print (Full read final against master
                                                            and mark all differences on final)
---------------------------------------------------------------------------------------------------------------------------
                              COMPARERITE

    Additions                           Deletions                              List Versions:
    ---------                           ---------                              -------------
    [_] Bold/Double Underline           [_] Strikethrough
    [_] Shade                           [_] Caret                              [_] Latest Two Versions
    [_] Other                           [_] Caret/Score
                                        [_] Deletions at End                   Old Version  _______________
_________________
                                        [_] Other _______________
(Choose one from each                                                          New Version ________________
column)

=========================                                                    ==============================================

===============================================================================================================
TIME CLOCKED IN                         TIME CLOCKED OUT
                                        I [_]   H [_]    Left Message with
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
SYSTEM FILE NAME:             Word Processing Operators          N.B.
                    --------------------------------------------
       DC3 16956.3                                               [_] Return to Spvr. when done
                      Originated:YMARCUS -- 9/12/97 at 3:48pm
                    -------------------------------------------- [_] See Spvr. for special
                      Modified:YMARCUS -- 9/12/97 at 3:59pm          instructions
---------------------------------------------------------------------------------------------------------------